Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, October 25, 2011, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS RECORD THIRD QUARTER RESULTS
-	Net revenue increases 22% to record $24.3 million
-	EPS increases 144% to $0.22
-	Revising full-year 2011 guidance to revenues between $90.2-$90.6 million, EPS $0.56-$0.58
-	Establishing 2012 guidance at 9% revenue growth and 15% EPS growth, not including one-time items in 2011

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2011, with net revenue increasing by 22% from the third quarter of 2010 to a record $24.3 million.

As previously disclosed, during the third quarter the company recognized an additional $2.6 million of license revenue from the remaining deferred license revenue originally allocated to the company’s Thrombi-Paste® products and the surgical use indication of the company’s Thrombi-Gel® products as part of agreements entered into with King Pharmaceuticals, Inc. in 2007.  Without this one-time item, third quarter net revenue increased by 9% to $21.7 million.

U.S. net revenue increased by 21% to $20.8 million.  Without the one-time King license revenue, U.S. net revenue increased by 6% to $18.1 million.  International net revenue increased by 28% to $3.55 million.

Net earnings for the third quarter grew 153% to $3.7 million compared to $1.5 million for the third quarter of 2010.  On a per diluted share basis, net earnings grew 144% to $0.22 compared to $0.09 in the year-earlier quarter.  Earnings in the third quarter of 2011 benefited from two one-time events:  a $0.095 per diluted share contribution from the one-time King license revenue and a $0.02 per diluted share contribution from a reduction in the estimated earn-out payments associated with the October 2010 acquisition of the interventional snare and retrieval business of Radius Medical, Inc.  Without these two one-time items, EPS in the third quarter would have been $0.10, representing growth of 17%.

Gross margin across all product lines was 65.2% in the third quarter of 2011, up from 64.7% in third quarter of 2010 but down slightly on a sequential basis from the 65.7% in the second quarter of 2011.  Gross margin fluctuates based on variations in the sales mix between U.S. and international markets and among products of differing margin levels.  The improvement on a year-over-year basis reflects mainly a growing proportion of catheter product sales and a declining proportion of vein product sales over the past year.

The operating margin was 25% in the third quarter of 2011 compared to 11% in the year-earlier quarter.  Without the positive contribution of the two one-items in the third quarter of 2011, the operating margin was 13%. The company continues to demonstrate its ability to leverage its expense structure as sales increase.  As a measure of the company's progress on its operating margin, the 13% level attained in the third quarter represents an improvement of 30% over the level achieved in the year ago quarter.

“Our third quarter financial performance was once again very strong, demonstrating the benefit of Vascular Solutions' multi-product business strategy in a challenging healthcare environment,” said Vascular Solutions Chief Executive Officer Howard Root.  “We continue to expect 2011 to be our eighth consecutive year of better than 10% revenue growth, and we continue to improve our profit margins as we leverage our fixed cost structure over an expanding sales base.  During the September quarter, our EPS performance was at the top end of our guidance range, although our revenue performance fell modestly short of our range of expectations.  Competitive pricing challenges within several of our main product lines such as the Pronto®, D-Stat® Dry and Vari-Lase® were the main reasons for the variance.  But with a strong portfolio of clinical niche products, a full pipeline of internally-generated new products in development, and a clear focus on solid execution, we believe that our business strategy will continue to deliver strong results despite the challenges of the healthcare marketplace.”

Third Quarter Net Revenue by Product Line

Net sales of catheter products were $13.2 million in the third quarter, an increase of 23% over the third quarter of 2010.  Sales of the GuideLiner® catheter were $2.4 million in the third quarter, an 87% increase from the third quarter of 2010.  The GuideLiner has now been purchased by a total of 1,311 U.S. hospitals, of which 831 hospitals purchased the GuideLiner during the third quarter.  Sales of the Pronto aspiration catheters increased by 3%, while sales of Micro-Introducer kits increased by 37%, both over the third quarter of 2010.  Adding to this organic sales growth, international sales of the Elite™ snare and Guardian® hemostasis valve products that were acquired over the last year provided an additional $181,000 in catheter product sales during the third quarter as Vascular Solutions added international sales to the U.S. sales the company was generating under its previous distribution agreements for both products.

Net sales of hemostat products (primarily consisting of the D-Stat Dry, D-Stat Flowable and D-Stat Radial products) were $5.7 million in the third quarter, a decrease of 6% from the third quarter of 2010 and a decrease of 4% from the second quarter of 2011.  “The hemostatic patch market has become even more price competitive.  At the very end of the second quarter we launched our new Silver versions of the D-Stat Dry and Thrombix® products, which add an antimicrobial ingredient to the patches while leaving our pricing unchanged.  We continue to expect these Silver versions to allow us to at least maintain our market-leading position in the hemostat patch market into 2012,” Mr. Root said.

As previously disclosed, King Pharmaceuticals, Inc. notified Vascular Solutions on July 6, 2011, that it was electing to not proceed further with efforts to obtain a surgical use indication from the FDA for the company’s Thrombi-Gel products and to not complete development of the company’s Thrombi-Paste products.  As a result, Vascular Solutions recognized an additional $2.6 million of license revenue during the third quarter of 2011 as the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical use indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Starting in the fourth quarter of 2011, amortization of deferred revenue is expected to be $87,000 per quarter.

Net sales of vein products (primarily consisting of the Vari-Lase laser console and procedure kits) were $2.5 million in the third quarter, a decrease of 12% from the third quarter of 2010. “Sales of our Vari-Lase console increased by 28% in the third quarter but sales of our procedure kits declined by 16%, reflecting increased price competition in the disposable segment of the vein market.  With all but one of our low-cost competitors in the laser vein market having now settled their patent litigation and thereby becoming subject to the same economic terms as us, we believe that the market will improve for our Vari-Lase disposable sales into 2012,” Mr. Root said.

Financial Guidance

For the fourth quarter of 2011, Vascular Solutions projects net revenue to increase by approximately 8% from the fourth quarter of 2010 to between $22.3 million and $22.7 million.  Corresponding net earnings for the fourth quarter are projected to be between $0.12 and $0.14 per fully diluted share.  Included in the net earnings projection for the fourth quarter of 2011 are $0.5 million in non-cash stock-based compensation and $0.2 million in amortization of intangibles, with an assumed 38% income tax rate.

The resulting full-year 2011 guidance is for net revenue to increase by approximately 15% from 2010 to between $90.2 million and $90.6 million, with corresponding net earnings to be between $0.56 and $0.58 per fully diluted share. Included in the net earnings projection for 2011 are $2.3 million in non-cash stock-based compensation and $0.8 million in amortization of intangibles, with an assumed 38% income tax rate.

For 2012, the company is providing initial guidance that net revenue will increase by approximately 9%, excluding the impact of the one-time accelerated licensing revenue of $2.6 million recorded during 2011, to between $94 million and $96 million.  The company projects that 2012 net earnings will increase by approximately 15%, excluding the one-time contributions during the third quarter of 2011 of $0.095 per diluted share from the King license revenue and $0.02 per diluted share from a reduction in the estimated earn-out payments associated with the Radius Medical acquisition, to between $0.51 and $0.55 per fully diluted share.  Included in the net earnings projection for 2012 are $2.6 million in non-cash stock-based compensation and $0.8 million in amortization of intangibles, with an assumed 38% income tax rate.

Cash Flow and Balance Sheet Highlights

The company ended the third quarter with $17.8 million in cash, an increase of $2.4 million from June 30, 2011.  The company continues to have no debt.  The company generated $3.3 million in cash from operations during the third quarter and used cash of $600,000 for capital expenditures and $390,000 to complete the acquisition of the Guardian hemostasis valve assets.  "Our balance sheet is strong, with excellent working capital flexibility to allow us to continue to look for opportunities to expand our product line with fill-in acquisitions and distribution opportunities that can leverage our large direct sales force and existing call points,” said Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, November 1, 2011, by dialing 1-888-203-1112 and entering conference ID#9132948.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Tuesday, November 1, 2011.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenue:
Product revenue	$21,450	$19,626	$64,580	$56,755
License and collaboration revenue	2,854	235	3,279	812
Total revenue	24,304	19,861	67,859	57,567

Product costs and operating expenses:
Cost of goods sold	7,463	6,932	22,262	19,389
Collaboration expenses	-	23	-	175
Research and development	2,808	2,464	7,541	7,194
Clinical and regulatory	1,104	966	3,327	2,561
Sales and marketing	5,831	5,927	18,318	17,441
General and administrative	881	1,327	3,660	4,039
Litigation	-	-	-	(3,529)
Amortization	212	89	621	148
Operating earnings	6,005	2,133	12,130	10,149

Interest expense	(3)	(5)	(10)	(15)
Interest income	4	9	12	30
Foreign exchange gain/(loss)	(9)	41	117	(17)
Earnings before tax	5,997	2,178	12,249	10,147

Income tax expense	(2,287)	(714)	(4,669)	(3,741)
Net earnings	$3,710	$1,464	$7,580	$6,406

Net earnings per share - basic	$0.22	$0.09	$0.46	$0.39
Weighted average shares used in calculating - basic	16,643	16,489	16,654	16,418
Net earnings per share - diluted	$0.22	$0.09	$0.44	$0.38
Weighted average shares used in calculating - diluted	17,239	17,103	17,223	16,897

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
	September 30,	December 31,
	2011	2010
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$17,847	$17,360
Accounts receivable, net	11,444	11,055
Inventories	15,103	12,601
Prepaid expenses	1,682	1,760
Current portion of deferred tax assets	6,000	6,000
Total current assets	52,076	48,776
Property and equipment, net	5,551	5,320
Goodwill	8,215	5,825
Intangible assets, net	7,326	6,146
Deferred tax assets, net of current portion and liabilities	8,229	12,390
Total assets	$81,397	$78,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,694	$9,849

Long-term deferred revenue and contingent consideration, net of current portion	1,143	4,505

Shareholders’ equity:
Total shareholders’ equity	71,560	64,103
Total liabilities and shareholders’ equity	$81,397	$78,457

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net earnings	$3,710	$1,464	$7,580	$6,406
Revenue:
Additional license revenue(1)	2,642	-	2,642	-

Expenses:
Amortization of intangibles(2)	212	89	621	148
Adjustment of contingent consideration(3)	586	-	586	-
Litigation (gain)(4)	-	-	-	(3,529)
Non-cash stock-based compensation	606	568	1,792	1,576
Income tax expense(5)	2,287	714	4,669	3,741

Note: Derived from the unaudited financial statements at that date.

(1)
On July 6, 2011, King Pharmaceuticals, Inc. (King) notified the company that King was terminating the development of the company’s Thrombi-Paste products and terminating efforts to obtain the surgical indication for the company’s Thrombi-Gel products.  As a result of King making the decision to not proceed, the company recognized additional license revenue of $2.64 million in the third quarter of 2011 as the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Starting in the fourth quarter of 2011, amortization of the deferred revenue will be $51,000 per quarter for the remainder of the 10-year license period, reflecting the remaining amortization allocated to the continuing topical use indication of the Thrombi-Gel and Thrombi-Pad® products.

(2)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  On January 27, 2011 the company acquired the assets related to the Guardian hemostasis valves from Zerusa Limited.  As part of these asset purchases, the company allocated $8.25 million to purchased technology and other intangibles that is being amortized over a period of 9 – 11 years.

(3)
On September 30, 2011, in accordance with accounting rules (ASC 805), the company reduced by $586,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the interventional snare and retrieval business of Radius Medical, Inc., which reduced general and administrative expenses by the same amount.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the interventional snare and retrieval products.

(4)	On January 22, 2010 the Company received $3.529 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.

(5)
Through the third quarter of 2008, the company maintained a full valuation on its deferred tax assets.  As of December 31, 2008, the company determined that it is more likely than not that the company would be able to realize a portion of the deferred tax assets in the future, and as a result recorded a $13.2 million income tax benefit for the year ended December 31, 2008.  Thereafter, the company began to record recurring income tax expense at estimated rates in each reporting period.  As of December 31, 2010, the company determined that it is more likely than not that the company would be able to realize substantially all of its remaining deferred tax assets in the future, and as a result recorded a $12.9 million income tax benefit for the year ended December 31, 2010. The company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists, electrophysiologists and vascular surgeons through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
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